Exhibit 10.1

LEASE

between

GMR GREAT BEND, LLC, a Delaware limited liability company

as Landlord

AND

GREAT BEND REGIONAL HOSPITAL, L.L.C., a Kansas limited liability company as Tenant

Dated as of March 31, 2017

LEASE

THIS LEASE (“Lease”) is dated as of March 31, 2017, and is by and between GMR GREAT BEND, LLC, a Delaware limited liability company (“Landlord”), and Great Bend Regional Hospital, L.L.C., a Kansas limited liability company (“Tenant”), on the other hand.

SECTION 1

1.1           Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord’s rights and interests in and to the following (collectively, the “Premises”):

(a)	the real property or properties described in Exhibit A hereto (the “Land”);

(b)	all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions thereto (collectively, the “Leased Improvements”);

(c)	all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

(d)	all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

(e)	the machinery, equipment, furniture and other personal property described on Exhibit B attached hereto, together with any other items of personal property conveyed to Landlord pursuant to the Purchase Contract, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) (collectively, “Landlord’s Personal Property”).

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, to have and to hold for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 18.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated “Sections,” “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Acquisition Price: The sum of $24,500,000.00.

Additional Charges: As defined in Section 3.2SECTION 3.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 23.1.1 below, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Additions: One or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements that are constructed on any parcel or portion of the Land during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements or any portion thereof.

Capital Addition Costs: The costs of any Capital Addition made to the Premises whether paid for by Tenant or Landlord, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Landlord, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) if and to the extent approved by Landlord in writing and in advance, the cost of any land contiguous to the Premises that is to become a part of the Premises purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Landlord and any Person that has committed to finance the Capital Addition, including (1) the reasonable fees and expenses of their respective legal counsel; (2) printing expenses; (3) filing, registration and recording taxes and fees; (4) documentary stamp and similar taxes; (5) title insurance charges and appraisal fees; (6) rating agency fees; and (7) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

Capital Reserve Fund: $100,000 as of the Commencement Date, with additional monthly contributions of $10,000 until such time as the Capital Reserve Fund totals $150,000.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: The date hereof.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

Coverage Requirement. A minimum EBITDAR/Rent ratio from Tenant operations of 2:1.

CPI Increase: The percentage increase from (a) the CPI in effect two months prior to the Commencement Date; to (b) the CPI in effect two months prior to the applicable anniversary of the Commencement Date. “CPI” shall mean the monthly index of the “All Items” Consumer Price Index for Urban Consumers, 1982-84=100, compiled by the U.S. Department of Labor, Bureau of Labor Statistics. If at the time of such computation no CPI is compiled and published by any agency of the federal government, then the statistics reflecting cost of living increases for the periods specified above, as compiled by an institution, organization or individual generally recognized as an authority by financial and insurance institutions, shall be used as a basis for such computations.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

EBITDAR. For any period, NOI, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; and (iv) rental expense, in each case determined in accordance with GAAP, to the extent applicable;

Environmental Costs: As defined in Section 34.4SECTION 34.

Environmental Laws: Any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, relating to Hazardous Materials, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

ESOP Transaction. As defined in Section 23.1.7SECTION 16.

Event of Default: As defined in Section 16.1SECTION 16.

Existing Facilities. Those medical facilities set forth on Exhibit C.

Extended Term(s): Two (2) consecutive terms of ten (10) years each.

Fiscal Year: Tenant’s Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. where the Premises are located on the expiration of the fifteenth (15th) Lease Year.

Fixtures: As defined in Section 1.1(d)SECTION 1.

GAAP: Generally accepted accounting principles consistently applied.

Guarantors: Those signatories to the Guaranty.

Guaranty: The Guaranty of even date herewith executed by Guarantor.

Handling: As defined in Section 34.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of “Impositions”: (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an “Imposition.”

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims and causes of action, now owned or hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant’s operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant which are necessary or desirable for Tenant’s use of the Premises for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with the Premises; and any and all third-party provider agreements (including Medicare and Medicaid, if applicable),

Investment Amount: The sum of Acquisition Price, plus all Capital Addition Costs funded by Landlord, if any.

Land: As defined in Section 1.1(a)SECTION 1.

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b)SECTION 1.

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, Tenant’s Personal Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises and all Tenant’s Personal Property, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Landlord’s Personal Property: As defined in Section 1.1(e)

Letter of Credit Requirements: As defined in Section 20.3.

Minimum Net Worth: Seven Million Dollars ($7,000,000.00), consisting of any combination of demonstrable tangible and fixed assets, including without limitation impounds and reserves required by Landlord, the Rent Reserve Fund and the Capital Reserve Fund, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to Section 3.1.

Minimum Required Liquidity: Six (6) months of Minimum Rent, monthly payments to the Impound Account and other required escrows. Provided no Event of Default or event that with the giving of notice or passage of time would become an Event of Default then exists, on the Rent Reserve Reduction Date the Minimum Required Liquidity shall be reduced to, two (2) months of Minimum Rent, monthly payments to the Impound Account and other required escrows.

Mortgage: Any mortgage, deed of trust or other security agreement securing any indebtedness or any other encumbrance placed on any Premises by Landlord.

Mortgagee: The holder of any Mortgage.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

NOI: The total revenues of the Tenant for a given period less all operating expenses of the Tenant for such period. For purposes of this definition, the term “operating expenses” shall include replacement reserves equal to $150,000 per annum, but shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer’s Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant’s behalf.

Overdue Rate: The lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Premises: As defined in Section 1.1.

Primary Intended Use: The operation of an acute care hospital and such other uses necessary or incidental to such use.

Purchase Contract: That certain Purchase Agreement dated December 30, 2016 by and between Great Bend Surgical Properties, LLC, a Kansas limited liability company, and Landlord’s Affiliate, as amended by First Amendment to Purchase Agreement dated February 28, 2017 and Second Amendment to Purchase Agreement dated March 13, 2017.

Qualified Capital Expenditures: Expenditures capitalized (as opposed to expensed) in accordance with GAAP on the books of Tenant for any of the following: replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and replacement of siding; roof replacements, including replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior and normal maintenance and repairs needed to maintain the quality and condition of the Premises in the market in which it operates, but excluding any other “alterations” as defined in Section 10.1.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c)SECTION 1.

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

Rent Reserve Fund: As defined in Section 20.1.

Rent Reserve Reduction Date: The date Tenant has met the Coverage Requirement for three (3) consecutive Quarters.

State: The State or Commonwealth in which the Premises are located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Tenant: As defined in the preamble.

Tenant’s Personal Property: The Personal Property other than Landlord’s Personal Property.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use.

SECTION 3

3.1           Rent.

3.1.1           Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer of funds initiated by Tenant to Landlord’s account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2           Minimum Rent for First Lease Year. For the period from the Commencement Date and through and including the expiration of the first (1st) Lease Year, annual “Minimum Rent” shall initially be in an amount equal to Two Million One Hundred Forty-three Thousand Seven Hundred Fifty Dollars ($ 2,143,750.00), which is based on eight and 75/100 percent (8.75%) of the Acquisition Price. The annual Minimum Rent shall be payable in twelve (12) equal monthly installments (each such installment is referred to herein as “monthly Minimum Rent”) and shall be increased by the same percentage of any Capital Addition Costs funded by Landlord, if any.

3.1.3           Minimum Rent Increases during Fixed Term. At the commencement of the second (2nd) Lease Year of the Fixed Term and at the commencement of each successive Lease Year thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to the greater of (a) one hundred two percent (102%) of the monthly Minimum Rent payable during the last full month of the previous Lease Year; or (b) the lesser of (i) the CPI Increase; or (ii) one hundred ten percent (110%) of the monthly Minimum Rent payable during the last full month of the previous Lease Year.

3.1.4           Minimum Rent during Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted to an amount equal to Fair Market Rent, as provided in Section 18.2.

3.2           Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the “Additional Charges”), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3           Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (i) three percent (3%) of the amount of such installment per month until paid, or (ii) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4           Net Lease. This Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1           Impositions.

4.1.1           Subject to Section 4.4, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.4, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments, but in no event later than thirty (30) days prior to the date the same would become delinquent.

4.1.2           Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Premises and Tenant’s Personal Property.

4.1.3           Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4           Subject to the conditions set forth in Section 12.1SECTION 12, Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord.

4.1.5           Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge, but Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions.

4.1.6           Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant’s obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2           Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3           Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage (a) required to be maintained by Tenant hereunder; and (b) carried by Landlord as provided in Section 13.2.2.

4.4           Impound Account.

4.4.1           Notwithstanding any provision of this Lease to the contrary, at any time during the Term, Landlord may elect to pay Impositions directly. If Landlord makes such election, Landlord shall notify Tenant thereof, and Tenant shall pay to Landlord all Impositions and/or insurance premiums as provided below.

4.4.2           Tenant shall deposit into an impound account with a third party lender as directed by Landlord, for which Landlord is a co-signatory (the “Impound Account”) (a) at the time each payment of Minimum Rent is due by Tenant under this Lease, an amount equal to one-twelfth of (i) Tenant’s estimated annual Impositions relating to real estate and personal property taxes, of every kind and nature, required pursuant to Section 4.1, and (ii) the estimated amount of insurance premiums required to procure the insurance coverage required to be maintained (or paid for) by Tenant pursuant to SECTION 13 below; and (B) within thirty (30) days following Landlord’s election under Section 4.4.1, such amounts, when considered with the monthly payments to be made by Tenant pursuant to this Section, as may reasonably be required to pay the full amount of such Impositions and insurance premiums at the time the same become next due, all as reasonably determined by Landlord. The estimated amounts described in clauses (a) and (b) of the preceding sentence shall be established by Landlord in its reasonable discretion and may be adjusted from time to time by Landlord in its reasonable discretion. The cost of administering the Impound Account shall be paid by Tenant.

4.4.3           At the time any payment of Impositions and/or insurance premiums for the insurance coverages required pursuant to SECTION 13 below is due, and upon request by Tenant, accompanied by copies of all tax bills, invoices or other evidence reasonably satisfactory to Landlord of the amounts so due, Landlord shall apply funds on deposit in the Impound Account to the appropriate amount due to the appropriate taxing authority and/or insurance provider: provided, however, that (a) Landlord shall have no obligation (i) to deliver funds in excess of the total amount of funds held in the Impound Account, or (ii) to apply sums deposited for taxes to payment of insurance or sums deposited for insurance to payment of taxes, (ii) if the deposits in the Impound Account are insufficient to pay the amount due, Tenant shall be obligated to fund any shortfall upon demand; and (iii) upon the occurrence of an Event of Default, Landlord shall not be obligated to make such payments, but may instead apply funds in the Impound Account to payment of Tenant’s other obligations under this Lease in such order as Landlord may determine.

4.4.4           No amount deposited into an Impound Account established pursuant to this Section shall be or be deemed to be escrow or trust funds. Tenant shall not be entitled to interest on funds contained in any Impound Account established pursuant to this Section. Any amounts contained in any Impound Account established pursuant to this Section shall be solely for the protection of Landlord and the Premises and entail no responsibility on Landlord’s part beyond the application of such amounts as provided above.

4.4.5           In the event of a transfer of Landlord’s interest in the Premises or an assignment of Landlord’s interest in this Lease, Landlord’s successor shall become a co-signatory on the Impound Account. The amounts deposited by Tenant in any Impound Account established pursuant to this Section may also be assigned by Landlord as security in connection with a Mortgage.

4.4.6           Any refund due from any taxing authority in respect of any Imposition funded from the Impound Account shall be paid over to Tenant if no Event of Default shall have occurred and this Lease has terminated. Otherwise, any such other refund shall be retained in the Impound Account and applied (a) if no Event of Default exists and this Lease has not terminated, to the payment future Impositions; or (b) if an Event of Default exists, to the payment of Tenant’s obligations under this Lease in such order of priority as Landlord shall determine.

SECTION 5

5.1           No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1           Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

6.2           Personal Property. During the Term, Tenant shall, as reasonably necessary and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant’s Personal Property and replacements thereof which shall be the property of and owned by Tenant. Except as provided in Sections 6.3 and 16.7, Landlord shall have no rights to Tenant’s Personal Property during the Term. Tenant shall provide and maintain during the entire Term all Personal Property necessary in order to operate the Premises in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. In addition, Tenant shall be required to replace, modify, alter or substitute any of Landlord’s Personal Property that has become obsolete or worn out with personal property of equal or better quality. Any such replacements, modifications, alterations or substitutions (whether or not upgrades thereof) shall become Landlord’s Personal Property.

6.3           Transfer of Personal Property and Capital Additions to Landlord. Upon the expiration or earlier termination of this Lease (unless such termination is the result of Tenant’s purchase of the Premises), all Capital Additions not owned by Landlord and all of Tenant’s Personal Property shall become the property of Landlord, free of any encumbrance, and Tenant shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Premises.

SECTION 7

7.1           Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises “AS IS” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2           Use of the Premises.

7.2.1           Tenant covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Premises for such the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2           Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord.

7.2.3           Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Tenant shall not modify the services offered or take any other action (e.g., removing patients or directing patients, or prospective patients, to another facility) if such modification of services or the taking of such action would materially reduce gross revenues from the Premises or the fair market value of the Premises. Tenant shall at all times maintain an adequate staff for the service of its patients, in each case assuming an occupancy and/or use level that is not less than the average occupancy and/or use level for similar facilities in the State. Tenant shall employ its best judgment, efforts and abilities to operate the entirety of the Premises in such a manner so as to enhance the reputation and attractiveness of the Premises.

7.2.4           Tenant shall conduct its business at the Premises in conformity with the highest standards of patient care practice provided in similar facilities in the State.

7.2.5           Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.6           Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant’s Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.7           Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.8           There shall be no change in the holder of any license for the Premises without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion.

7.3           Landlord to Grant Easements. Landlord shall, from time to time, at the request of Tenant and at Tenant’s cost and expense, but subject to the reasonable approval of Landlord, (a) grant easements and other rights in the nature of easements; and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 33.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant’s consent, which consent shall not be unreasonably withheld.

7.4           Preservation of Value. Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration on the Premises during the Term of the core community business of Tenant and its Affiliates in the geographical area of the Premises. Tenant further acknowledges that diversion of patients, from the Premises to other facilities or institutions and/or reemployment by Tenant of management or supervisory personnel working at the Premises following the expiration or earlier termination of this Lease at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Tenant or its Affiliates could have a material adverse impact on the value and utility of the Premises. Accordingly, Landlord and Tenant agree as follows:

7.4.1           Except for Existing Facilities, during the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates, directly or indirectly, shall operate, own, manage or have any interest in or otherwise participate in or receive revenues from any other facility or institution providing services or goods similar to those provided in connection with the Premises and its Primary Intended Use, within a ten (10) mile radius outward from the outside boundary of the Premises (the “Radius”). All distances shall be measured on a straight line rather than on a driving distance basis. In the event that any portion of such other facility or institution is located within such restricted area the entire facility or institution shall be deemed located within such restricted area. Tenant and its Affiliates may continue to hold, but not increase, a financial interest in an entity that operates a hospital, ambulatory surgery center, or diagnostic center (“Permitted Facilities”) that was acquired prior to the date hereof. If any Existing Facility or Permitted Facility within the Radius that is not currently an acute care hospital is re-licensed as an acute care hospital, Tenant must provide Landlord written notice thereof, and if required by the Landlord, Tenant or the applicable Affiliate must immediately divest and sell its ownership interest in such hospital. Nothing herein shall be deemed to preclude any Guarantor or physician that is an employee of or has a direct or ownership interest in Tenant from (a) maintaining staff privileges at any facility, (b) providing professional medical services and earning a professional fee for such services in any facility, or (c) maintaining an ownership in any Existing Facility or Permitted Facility.

7.4.2            For a period of one (1) year following any termination of this Lease for an Event of Default by Tenant, neither Tenant nor any of its Affiliates shall hire, engage or otherwise employ any management or supervisory personnel working solely on or solely in connection with the Premises.

7.4.3           Except as required for medically appropriate reasons and except as may be necessary in connection with a casualty, prior to and after the expiration or earlier termination of this Lease, Tenant shall not recommend or solicit the removal or transfer of any patients from the Premises to any other facility or institution.

7.4.4           Tenant shall not reduce or allow to be reduced, either permanently or temporarily, the number of licensed beds at the Premises by more than the greater of (a) five (5) beds; or (b) ten percent (10%).

SECTION 8

8.1           Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant, at its expense, shall at all times (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises and Tenant’s Personal Property, whether or not compliance therewith may require structural changes in any of the Leased Improvements; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises and Tenant’s Personal Property for the applicable Primary Intended Use and for the proper erection, installation, operation and maintenance of the Premises and Tenant’s Personal Property. If, after thirty (30) days of receiving notice from Landlord, Tenant fails to comply with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and make all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that none of the Premises, Tenant’s Personal Property or any Capital Additions shall be used for any unlawful purpose.

SECTION 9

9.1           Maintenance and Repair.

9.1.1           Tenant, at its expense, shall maintain the Premises and the Tenant’s Personal Property in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which might impair the value or the usefulness of the Premises for the Primary Intended Use.

9.1.2           Landlord shall not under any circumstances be required to (a) build or rebuild any improvements on the Premises; (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (c) maintain the Premises in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3           Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part(s) thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Premises or any part(s) thereof.

9.1.4           Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises and the Tenant’s Personal Property to Landlord in the condition in which the Premises was originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2           Encroachments; Restrictions. Tenant shall take all steps reasonably necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1         Construction of Capital Additions and Other Alterations to the Premises. Without the prior written consent of Landlord, Tenant shall not (a) make any Capital Additions on or structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord’s prior written consent, make any alterations, additions, or improvements (collectively, “alterations”) to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent or better in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $200,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. To the extent Landlord’s prior written consent shall be required in connection with any alterations or Capital Additions, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate and set forth in such consent, whether such alterations will need to be removed by Tenant at the end of the Term. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord’s consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any Capital Additions or alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof.

SECTION 11

11.1         Liens. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1         Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1         Tenant’s Insurance.

13.1.1           During the Term of this Lease, Tenant shall be responsible for and shall maintain (at Tenant’s sole cost and expense): (a) Causes of Loss – Special Form property insurance insuring the Tenant's fixtures, equipment, furnishings, leasehold improvements, and other property within the Premises in an amount not less than the full insurable value thereof; (b) Business Income insurance with an indemnity period of at least twelve (12) months; (c) Commercial General Liability Insurance, protecting against bodily injury and property damage (including broad form property damage and broad form contractual liability), with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate, (d) medical professional liability, with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate; (e) a commercial umbrella liability policy of Two Million and No/100 Dollars ($5,000,000.00); (f) worker’s compensation insurance having such limits and under such terms and conditions as are required by applicable law. The insurance policies under subsections (c), (e) and (f) shall name Landlord and Landlord's Mortgagees as additional insureds, as their respective interests may appear.

13.1.2           In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by Landlord and shall further at all times maintain any other coverage required by Legal Requirements for all Persons employed by Tenant on the Premises in accordance with Legal Requirements.

13.2         Landlord’s Insurance.

13.2.1           Landlord shall be responsible for and shall maintain Causes of Loss – Special Form property insurance insuring on the Premises, in amounts not less than the replacement cost. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If Tenant has made improvements to the Premises, including any Capital Additions, Landlord may, at Tenant’s expense~~.~~, have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.2.2           Tenant shall be responsible for and shall reimburse Landlord for the payment of all insurance premiums for all insurance carried by Landlord with respect to the Premises, regardless of whether the same are required under this Lease, as long as the same are customary for prudent landlords who own similar properties in the same vicinity as the Premises or are otherwise required by Landlord’s Mortgagee. Unless Landlord otherwise directs Tenant to make payments to the Impound Account as provided in Section 4.4, Tenant shall reimburse Landlord for all such insurance premium payments made by Landlord within thirty (30) days after receipt of Landlord’s invoice or notification of payment for same. If Tenant’s makes insurance payments to the Impound Account, Landlord shall use the deposits for insurance in the Impound Account to pay for Landlord’s insurance; provided if the deposits for insurance in the Impound Account are insufficient to pay for the same, Tenant shall be obligated to fund any shortfall upon demand.

13.3         Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant’s Personal Property including property insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.4         Policy Requirements. All of the policies of insurance referred to in Section 13.1 shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of “A” and a financial rating of “X” in the most recent version of Best’s Key Rating Guide. Additionally, all of the insurance referred to in subsections 13.1.1 (a), (b) (c), (e) and (f) shall be on an occurrence (rather than a claims-made) basis. Tenant shall deliver certificates for the policies required under Section 13.1.1, to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord’s reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size, financial condition; provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $25,000.00.

13.5         Increase in Limits. If Landlord shall at any time reasonably believe the limits of the insurance required of Tenant hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by Landlord’s Mortgagee.

13.6         Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant’s and Landlord’s obligations to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by them; provided, however, that the coverage afforded will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.7         No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies. All insurance required of Tenant hereunder shall be primary and non-contributory with respect to any insurance carried by Landlord.

SECTION 14

14.1         Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord’s option, belong to Landlord.

14.2         Casualty.

14.2.1           If the Premises is damaged or destroyed by fire or other casualty, Tenant shall restore such Premises to substantially the same condition as existed immediately before such damage or destruction.

14.2.2           If the cost of the repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall contribute any excess amounts needed to restore the Premises. Such difference shall be paid by Tenant to Landlord together with any other insurance proceeds, for application to the cost of repair and restoration.

14.3         No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Tenant hereunder shall be paid to Landlord and, provided that no Event of Default has occurred and is continuing, Landlord shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Tenant’s obligation to pay Rent; and (b) after Rent has been paid, make available to Tenant for Tenant’s operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Tenant.

14.4         Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1         Condemnation.

15.1.1           Total Taking. If the Premises are totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2           Partial Taking. If a portion of the Premises is taken by Condemnation, this Lease shall remain in effect if the Premises is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Premises so taken), but if the Premises are thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking. In the event of any such partial taking in which the Lease is not so terminated and such partial taking affects the building (as opposed to components of the Premises such as parking, landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant, based upon, among other relevant factors, the loss of beds or units, if any, in the Premises.

15.1.3           Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to Section 15.1.2, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified or allocated for restoration of the Premises and Tenant shall accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4           Award Distribution. Subject to Section 15.1.3 above, the entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5           Temporary Taking. The taking of the Premises and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6           Sale under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant’s consent, which shall not be unreasonably withheld, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Premises free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1         Events of Default. Any one or more of the following shall constitute an “Event of Default”:

16.1.1           Tenant shall fail to pay any installment of Rent by the fifteenth (15th) day of the applicable calendar month and does not cure such failure within ten (10) days of notice from Landlord that the same is past due;

16.1.2           except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that (i) such notice shall be in lieu of and not in addition to any notice required under applicable law; and (ii) in no event shall the cure period set forth above continue for more than one hundred twenty (120) days after the initial notice of such default is delivered by Landlord to Tenant;

16.1.3           Tenant or any Guarantor shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.4           Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s or Guarantor’s property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

16.1.5           Tenant or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder);

16.1.6           any breach or default of the provisions of Section 23.1 occurs;

16.1.7           any of the representations or warranties made by Tenant herein or by any Guarantor in the Guaranty proves to be untrue when made in any material respect;

16.1.8           any license material to operation of the Premises for its Primary Intended Use is at any time terminated or revoked or suspended;

16.1.9           any third-party provider reimbursement agreement is at any time terminated or revoked or suspended and the revenue therefrom that accounts more than ten percent (10%) of the revenue of Tenant, and which is not replaced from either a new third-party provider reimbursement agreement or an increase in reimbursements from existing third-party provider reimbursement agreements within one hundred eighty (180) days;

16.1.10          (i) any local, state or federal agency having jurisdiction over any the Premises reduces the number of licensed beds for the Premises by more than the greater of (A) five (5) beds, or (B) ten percent (10%) in the aggregate; (ii) Tenant voluntarily reduces the number of licensed beds for the Premises by more than the greater of (A) five (5) beds or (B) ten percent (10%) in the aggregate; or (iii) Tenant voluntarily removes from service (so-called “bed banking”) any licensed beds for the Premises, provided the foregoing shall not apply in the event the reduction in beds is necessary in connection with Tenant obtaining a critical access hospital designation from the Centers for Medicare and Medicaid Services and there is no adverse effect on the Tenant’s EBITAR following such reduction;

16.1.11         Tenant fails to give notice to Landlord not later than ten (10) business days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this subsection, a “material violation” shall mean a violation of any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.12         Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section 12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this subsection, a “material violation” shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.13         Tenant fails to notify Landlord within three (3) business days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Premises;

16.1.14         any proceedings are instituted against Tenant by any governmental authority that are not dismissed within sixty (60) days and are reasonably likely to result in (i) the revocation of any license granted to Tenant that is material to the operation of the Premises; (ii) the decertification of the Premises from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Premises; or (iii) the issuance of a stop placement order against Tenant;

16.1.15         any default and acceleration of any indebtedness of borrowed money of Tenant has occurred that causes Tenant not to meet the Coverage Requirement;

16.1.16         any default shall occur under the Guaranty;

16.1.17         Tenant or its Affiliates, as applicable, shall fail to comply with the provisions of Section 43.1 below;

16.1.18         Tenant fails to maintain the Coverage Requirement for two (2) consecutive Quarters, and thereafter does not meet the Coverage Requirement within the two (2) successive Quarters immediately after receipt of notice thereof from Landlord; or

16.1.19         Tenant fails to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond ninety (90) days.

16.2         Certain Remedies. If an Event of Default shall have occurred, Landlord may terminate this Lease, by giving Tenant notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and Landlord may enter upon and repossess the Premises by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant’s Personal Property from the Premises.

16.3         Damages. The (a) termination of this Lease; (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises; or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1           the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned at the time of termination,

16.3.2           the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided,

16.3.3           the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

16.3.4           any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in subsections 16.3.1 and 16.3.2 above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in subsection 16.3.3 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord’s option, as and for agreed damages for such Event of Default without termination of Tenant’s right to possession of the Premises and any Capital Additions, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4         Intentionally Omitted.

16.5         Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Section, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6         Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

16.7         Intentionally Omitted.

SECTION 17

17.1         Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder within thirty (30) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

SECTION 18

18.1         Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Tenant shall have the right to renew this Lease with respect to the Premises of all (but not less than all) of the Premises for the Extended Term(s) upon written notice to Landlord at least eighteen (18) months prior to the expiration of the then applicable current Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except for the Minimum Rent, which shall be as set forth in Section 18.2.

18.2         Determination of Fair Market Rent. If Tenant’s renewal option is deemed exercised as provided in the preceding Section, Landlord shall notify Tenant of the proposed Fair Market Rent for the Premises at least eight (8) months prior to the expiration of the then applicable Term. “Fair Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the applicable Extended Term, based upon the rents generally in effect for new leases of space in the area in which the Premises are located of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of Tenant to be taken into account. In no event shall the Fair Market Rent be less than the Minimum Rent set forth herein. Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements. If Tenant does not accept the rate set forth in Landlord’s notice, Tenant shall have the right, upon notice sent to Landlord within fifteen (15) days of receipt of Landlord’s notice containing the proposed Fair Market Rent, to require that Fair Market Rent be determined by an appraisal. If Tenant does not so notify Landlord, Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s notice. In the event Tenant elects to have an appraisal, the following shall apply:

18.2.1           Landlord shall send written notice to Tenant ("Landlord's Notice") designating the name of Landlord’s independent, third party Appraiser (“Landlord’s Appraiser”).

18.2.2           Within five (5) days of receipt of Landlord’s notice, Tenant shall notify Landlord of either (i) Tenant’s acceptance of Landlord’s Appraiser; or (ii) the name of Tenant’s independent third party Appraiser (“Tenant’s Appraiser”). If Tenant fails to so notify Landlord, Tenant shall be deemed to have accepted Landlord’s Appraiser.

18.2.3           If Tenant accepts Landlord’s Appraiser, the Fair Market Rent shall be determined by Landlord’s Appraiser within thirty (30) days of Landlord's Notice.

18.2.4           If Tenant does not accept Landlord’s Appraiser, within thirty (30) days of Landlord's Notice Landlord’s Appraiser and Tenant’s Appraiser shall each state what they believe the Fair Market Rent to be. If the two (2) rates vary by five percent (5%) or less, then the Fair Market Rent shall be the average of the two (2) rates. If the two (2) rates vary by more than five percent (5%), such two Appraisers shall select an independent third party Appraiser no later than sixty (60) days after Landlord's Notice, and within five (5) days after such appointment, the third Appraiser shall select one (1) of the two (2) rates set by Landlord’s Appraiser and Tenant’s Appraiser as the Fair Market Rent.

18.2.5           Each party shall bear the cost of its Appraiser; provided, however (i) if Tenant accepts Landlord’s Appraiser, the parties shall share equally the cost of Landlord’s Appraiser; or (ii) if a third Appraiser is appointed, the parties shall share equally the cost of such third Appraiser.

18.2.6           “Appraiser” shall mean a real estate broker who has a minimum of five (5) years’ experience in the Great Bend, Kansas leasing market for properties to the Premises, who is licensed by the State and who is not affiliated with either party or involved in an active transaction with either party.

SECTION 19

19.1         Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month one hundred fifty percent (150%) of the sum of (a) monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 20

20.1         Capital Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet in the amount of the Capital Reserve Fund. Tenant may use the cash account to pay for a Qualified Capital Expenditure (a “Capital Reserve Fund Draw”). If a Capital Reserve Fund Draw occurs, then Tenant shall repay the Capital Reserve Fund Draw to the Capital Reserve Fund within twelve (12) months. The Capital Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

20.2         Rent Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet, or alternatively, at Tenant’s option, an escrow with Landlord or a letter of credit (the “Rent Reserve Letter of Credit”) at least equal to the Minimum Required Liquidity (the “Rent Reserve Fund”). Tenant may use the cash account or direct the Landlord to draw upon the Rent Reserve Letter of Credit, as applicable, to pay Rent (a “Rent Reserve Fund Draw”). If a Rent Reserve Fund Draw occurs, then Tenant shall apply all net cash flow from the Premises to replenish the Rent Reserve Fund to the Minimum Required Liquidity before distributing any cash flow to any other parties. The Rent Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

20.3         Letter of Credit Requirements. The following requirements shall apply to any letters of credit posted by Tenant in connection with this Lease (the “Letter of Credit Requirements”):

20.3.1           Each letter of credit must be unconditional, irrevocable and in substantially the form attached hereto as Exhibit D (or another form satisfactory to Landlord).

20.3.2           Each letter of credit must be issued by a financial institution having offices located in New York, New York and otherwise reasonably satisfactory to Landlord.

20.3.3           Tenant understands that Landlord is relying upon the financial condition of the issuer of the letter of credit, as a primary inducement to Landlord to lease the Premises to Tenant. In the event Moody’s rating on the issuer’s long term senior debt becomes less than Baa2 while the letter of credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have five (5) days from the date of such notice within which to either (i) secure the letter of credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the letter of credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service; or (iii) have the letter of credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service. Failure to do one of the foregoing within such time shall constitute an Event of Default and shall entitle Landlord to present the letter of credit for payment at any time after such default, without providing Tenant any further notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 20.3.13, below.

20.3.4           Each letter of credit mush expressly permit partial drawings on multiple occasions.

20.3.5           Each letter of credit shall provide that it is assignable by Landlord without charge to Landlord and without limitation on the permitted number of assignments.

20.3.6           Unless otherwise provided herein, the initial letter of credit shall expire no sooner than twelve (12) months from the date thereof. The letter of credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the Letter of Credit Requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord’s possession no later than sixty (60) days prior to the expiration of the then current letter of credit. Tenant shall be responsible for obtaining such renewal or replacement letters of credit at its sole expense. Failure to renew a letter of credit in accordance with the foregoing will entitle Landlord to present the letter of credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 20.3.13, below.

20.3.7           Each letter of credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon such letter of credit under this Lease and shall require no signature or statement from any party other than Landlord.

20.3.8           Each letter of credit shall provide that, following the honor of any drafts in an amount less than the aggregate amount thereof, the financial institution shall return the original letter of credit to Landlord and Landlord’s rights as to the remaining amount of such letter of credit will not be extinguished.

20.3.9           In the event of a transfer of Landlord’s interest in the Premises, Landlord may transfer any letter of credit held by Landlord to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of any such letter of credit to a new Landlord.

20.3.10          Landlord’s rights in and to any letter of credit may be assigned and pledged by Landlord to a Mortgagee as security in connection with a Mortgage.

20.3.11          Tenant will not assign or encumber the letter of credit or any part thereof and agrees that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

20.3.12          Upon the occurrence of an Event of a Default, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the letter of credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Landlord may require that Tenant forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the letter(s) of credit held by Landlord to the amount prior to such draw.

20.3.13          Landlord may use or apply the whole or any part of the amounts drawn on the letter(s) of credit (the “Proceeds”) for the payment of Tenant’s obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Tenant’s obligation to furnish the letter of credit and any use, application or retention by Landlord of all or any part of the Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. In the event the Proceeds are reduced below the original amount of the letter of credit by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the Proceeds to the original amount. Landlord shall not be required to keep the Proceeds separate from Landlord’s general funds or pay interest on the Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration of the Term. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

20.3.14          Landlord shall return the letter of credit and any Proceeds in Landlord’s possession to Tenant within thirty (30) days following the expiration of the Term; provided however, no such release shall occur at any time when Tenant has failed to perform any of its obligations under the under the Lease, regardless of whether any applicable notice or cure periods have expired.

20.4         Subordination of Debt and Distributions. Tenant will not subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease, before (a) any other creditor obligation or debt is paid, including without limitation any seller financing related to the ESOP Transaction; and (b) any profits or salaries are distributed to Tenant’s owners or their assignees.

SECTION 21

21.1         Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Premises as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and no such event shall entitle Tenant to any abatement of Rent.

SECTION 22

22.1         General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord (unless caused by Landlord’s gross negligence or willful misconduct) by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto; (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Premises; or (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (d) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (e) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises or any Capital Additions; and (f) the violation of any Legal Requirement. Any amounts that become payable by Tenant under this Section shall be paid within ten (10) business days after written demand by Landlord, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or its Affiliates or may compromise or otherwise dispose of the same as Tenant sees fit; provided, however, that any legal counsel selected by Tenant to defend Landlord shall be reasonably satisfactory to Landlord. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Section, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations.

SECTION 23

23.1         Transfers.

23.1.1     Assignment.

(a)	Except as permitted by Section 23.1.7, Tenant shall not, without Landlord’s prior written consent, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant’s leasehold estate hereunder; (ii) engage the services of any Person for the management or operation of all or any part of the Premises or any Capital Additions; (iii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant (or in any Controlling Person(s)); (iv) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant (which shall include any dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation of any Controlling Person) with any other Person, if such dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation, directly or indirectly, results in a change in control of Tenant or in any Controlling Person(s); (v) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)); or (vi) enter into or permit or allow to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (a) through (g) being referred to herein as a “Transfer”). If Tenant so allows, causes, permits or suffers any such Transfer without Landlord’s consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

(b)	Notwithstanding the foregoing, Landlord’s consent to an assignment shall not be unreasonably withheld or conditioned as long as (i) the creditworthiness of the proposed assignee is equal to or greater than the creditworthiness of Tenant as of the date of this Lease or the date of the proposed assignment, whichever is higher; (ii) the proposed assignee meets all other requirements of this Lease, including without limitation insurability and legal diligence, and (iii) Tenant and Guarantors are not released from liability under this Lease. It is understood that Landlord may nonetheless withhold consent despite satisfaction of the conditions in the foregoing subsections based on other reasonable grounds.

23.1.2           Subletting. Subletting will not require approval of Landlord but will be limited to ancillary licensed medical operators, services and concessions (including pharmacy, ambulance service, physician joint venture, mobile imaging, etc.). Landlord will not unreasonably withhold its consent for subleases of vacant space to other third party subtenants. Tenant will not pledge or encumber any sublease rents to any third party. Upon any Event of Default under this Lease, all sublease rents will be paid directly to Landlord. Tenant shall not, without Landlord’s prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Premises to be leased, subleased or licensed to, or used or occupied by, any other Person and Landlord may, in Landlord’s sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant allows, causes, permits or suffers any sublease or occupancy without Landlord’s prior written consent if required hereunder, same shall constitute an Event of Default by Tenant under this Lease.

23.1.3           Costs. Tenant shall reimburse Landlord for Landlord’s actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees, whether or not such Transfer is actually consummated.

23.1.4           No Release of Tenant’s Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

23.1.5     REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Premises and/or any Capital Additions so Transferred with respect to which consideration for the Transfer is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

23.1.6     Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord’s property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this subsection, the term “consideration” shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

23.1.7     ESOP Transaction. The members of Tenant may exchange their membership interests in Tenant for stock in a new holding corporation ("NewCo"), as long as NewCo will own at least fifty percent (50%) of the ownership interest in Tenant. The stockholders of NewCo may then sell their shares to a newly formed employee stock ownership plan ("ESOP"), which ESOP will then become the sole shareholder of NewCo. The foregoing transaction is herein referred to as the “ESOP Transaction.” At the time of the ESOP Transaction, NewCo will join in the Guaranty as an additional Guarantor. NewCo will be required to perform full financial audits annually and provide the results of such audit to Landlord. Once the EBITARM of NewCo, after deduction of all debt and other obligations of both Newco and the ESOP (including without limitation any debt incurred by the ESOP in connection with the ESOP Transaction) is at least 1.40 times the Rent (the “ESOP Coverage Requirement”) for three (3) full calendar years (the “Test Period”), and provided either (a)  Tenant has met the Coverage Ratio for the same Test Period, or (b) Tenant provides Landlord a letter of credit for one (1) full year’s Minimum Rent and Impositions meeting the requirements of Section 20.3 above (the “ESOP Letter of Credit”), which ESOP Letter of Credit shall be replaced at least thirty (30) days prior to each annual increase in Minimum Rent with a new ESOP Letter of Credit in an amount equal to the increased Minimum Rent for the forthcoming year plus the Impositions for the last full calendar year prior to the date of the new ESOP Letter of Credit, Landlord shall release the Guarantors from the Guaranty. Provided that no Event of Default or event that with the giving of notice or passage of time would became an Event of Default then exists, Landlord shall release the ESOP Letter of Credit at such time as the Tenant thereafter meets the ESOP Coverage Requirement for the Test Period (which shall be tested going forward from the date the ESOP Letter of Credit is initially posted). Notwithstanding the foregoing, in the event the ESOP Transaction would involve a pledge of the assets of Tenant to secure debt or make Tenant a co-signatory on any debt in connection with the ESOP Transaction, the same shall be subject to the reasonable approval of Landlord.

23.1.8     Notwithstanding anything to the contrary contained herein, Tenant shall have the right without prior written consent of Landlord assign this Lease (each, a “Permitted Transfer” and the transferee a “Permitted Transferee”): (x) to an “Affiliate of Tenant, or (y) in connection with the sale to any third party of all or substantially all of the assets or ownership interest of Tenant, provided that in the case of any Permitted Transfer, Tenant delivers to Landlord not less than thirty (30) days prior to the effective date of such Permitted Transfer a written certification (together with reasonable back-up information to support such certification, including, without limitation, certified financial statements) that the following conditions are satisfied: (i) that Landlord reasonably determines that such assignee or sublessee has a creditworthiness (e.g., assets and capitalization) and net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) at least equal to that of Tenant’s as of the date of this Lease; (ii) that such assignee or sublessee agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations of Tenant under this Lease; (iii) that such assignee or sublessee shall conduct substantially the same business on the Premises as that conducted by Tenant; and (iv) such assignee meets all other requirements of this Lease, including without limitation insurability and legal diligence.

SECTION 24

24.1       Officer’s Certificates and Financial Statements.

24.1.1     Officer’s Certificate. At any time and from time to time upon Tenant’s receipt of not less than ten (10) days’ prior written request by Landlord, Tenant shall furnish to Landlord an Officer’s Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Tenant’s failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that (i) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (ii) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (iii) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

24.1.2     Statements. Tenant shall furnish the following statements to Landlord:

(a)	Tenant shall, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, provide to Landlord annual audited financial statements of Tenant and any Guarantor that is not an individual or trust for such Fiscal Year and certified annual financial statements of individual or trust Guarantors for such Fiscal Year, including therein the balance sheets of Tenant and Guarantors, as applicable, as of the end of such Fiscal Year and statements of earnings and statements of cash flow of Tenant and Guarantors for such Fiscal Year, in each case certified in a manner acceptable to Landlord by independent certified public accountants of recognized national standing selected by Tenant and reasonably acceptable to Landlord (the form of such certification to be reasonably satisfactory to Landlord), prepared in accordance with GAAP as to Tenant and any Guarantor that is not an individual or trust, except as otherwise noted therein, on a basis consistent with prior periods and fairly presenting the financial condition of Tenant and Guarantors at the end of such Fiscal Year and the immediately preceding Fiscal Year and in comparative columnar form.

(b)	Tenant shall, as soon as available and in any event within forty-five (45) days after the end of each Quarter, provide to Landlord quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Tenant and Guarantors as of the end of such Quarter, and statements of earnings and statements of cash flow of Tenant and Guarantors for such Quarter, in each case certified in a manner acceptable to Landlord by such entity’s chief accounting officer as being prepared in accordance with GAAP as to Tenant and any Guarantor that is not an individual or trust, except as otherwise noted therein, and that such quarterly financial statements fairly present to financial condition of Tenant and Guarantors as of the end of such Quarter and year-to-date.

(c)	within thirty (30) days after the end of each month of each Fiscal Year (including the twelfth month of each Fiscal Year), a “balance sheet” and statements of revenues and expenses for the Premises, all prepared by Tenant’s management in accordance with GAAP, but without footnotes, except as otherwise noted therein, on a basis consistent with prior periods, and fairly presenting the financial condition of the Premises’ operation; without limiting the foregoing, such statements shall include a table of Occupants by payor source and shall include such other information as may reasonably be requested by Landlord.

(d)	with the statements submitted pursuant to subsections (a) and (b) of this Section, a certificate signed on behalf of Tenant by the principal financial or accounting officer of Tenant to the effect that no Event of Default specified herein nor any event which, upon notice or with the passage of time or both, would constitute such an Event of Default has occurred and is continuing, or, in each case, if any such Event of Default or event has occurred and is continuing, specifying the nature and extent thereof;

(e)	semi-annually, summary reports of Tenant’s inpatient/outpatient volume statistics and list of medical staff; and

(f)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Tenant as Landlord may reasonably request, including, without limitation, prompt notice of any Event of Default or any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default and prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect Tenant’s or the Premises’ business, operations, properties, assets or condition, financial or otherwise.

24.1.3     Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 25

25.1       Landlord’s Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable prior notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises from time to time, as Landlord may determine in its reasonable discretion upon reasonable prior notice to Tenant.

SECTION 26

26.1       No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 27

27.1       Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

SECTION 28

28.1       Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 29

29.1       No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 30

30.1       Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 31

31.1       Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 32

32.1       Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord:	GMR Great Bend, LLC
c/o Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Attn: Alfonzo Leon
Fax: 202 380 0891

with a copy to:	Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attn: Ann Peldo Cargile
Fax: 615-252-6373

If to Tenant:	Great Bend Regional Hospital, L.L.C.
514 Cleveland Street
Great Bend, Kansas 67530
Attn.: Kerry Noble
Fax: 620-792-5509

with a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn.: Kathleen M. Martin, Esq.
Fax: 212-309-6001

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 33

33.1       Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises. This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof. This clause shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Mortgagee may reasonably request for such purposes. If, in connection with obtaining financing or refinancing for the Premises, a Mortgagee or prospective Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not withhold or delay its consent thereto.

33.2       Attornment. If Landlord’s interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner’s option, Tenant shall attorn to and recognize the new owner as Tenant’s Landlord under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

SECTION 34

34.1       Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Premises or incorporated in the Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in compliance with Legal Requirements.

34.2       Notices. Tenant shall provide to Landlord promptly, and in any event within five (5) business days of Tenant’s receipt thereof, a copy of any written notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

34.3       Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property thereto, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s reasonable costs and expenses incurred in connection therewith.

34.4       Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, “Handling”); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord:

34.4.1     In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

34.4.2     In bringing the Premises into compliance with all Legal Requirements; and

34.4.3     Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or offsite.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

34.5       Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days’ written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and all Capital Additions to determine the existence or presence of Hazardous Substances on or about the Premises or any such Capital Additions; (b) Landlord shall have the right to enter and inspect the Premises and all Capital Additions, conduct any testing, sampling and analyses it deems reasonably necessary and shall have the right to inspect materials brought into the Premises or any such Capital Additions; (c) Landlord may retain such experts as it deems reasonably necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) all costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 35

35.1       Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 36

36.1       Right of First Refusal to Provide Financing. In the event Tenant desires to develop or recapitalize any portion of the Land, including but not limited to construction of medical office building(s), outpatient treatment facilities, expansions or additions to the existing facility, or parking garage(s) (an “Additional Facility”). Landlord (and/or its Affiliates) shall have a right of first refusal to provide such financing by an amendment of this Lease to provide such additional capital, or a separate, market-competitive financial instrument. In the event Tenant desires to construct the Additional Facility, Tenant shall seek bids (in the form of commitment letters or letters of intent) (each, a “Financing Bid”) from third party lenders for such financing (which financing must be for a minimum term of five (5) years) and shall deliver to Landlord a copy of any Financing Bid that Tenant desires to accept. Within thirty (30) days after Landlord’s receipt of such Financing Bid, Landlord may elect to provide the same financing to Tenant in the same amount, and upon the same terms, as are set forth in such Financing Bid. Such election shall be made if at all, by Landlord (or its Affiliates) providing written notice of such election to Tenant within said thirty (30) day period after Landlord’s receipt of such Financing Bid. If Landlord makes such election in a timely manner, Landlord shall be entitled to provide such financing to Tenant. If Landlord fails to make such election in a timely manner, Landlord shall be deemed to have waived its right to provide such financing, and Tenant may obtain such financing from other sources. If Landlord does not elect to be the financing source for such Additional Facility, Tenant will ground lease the portion of the Land for such Additional Facility from Landlord at prevailing market rates that meet with Landlord’s approval. All such Additional Facilities shall be subject to the reasonable approval of Landlord so as not to impair the operation of the premises for the Primary Intended Use.

SECTION 37

37.1       Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 38

38.1       Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 40) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable attorneys’ fees incurred in connection with the administration or enforcement of this Lease, including the review of any letters of credit, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

SECTION 39

39.1       Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the Tenant’s broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable pursuant to this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 40

40.1       Submission to Arbitration.

40.1.1     Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes (“CPR”), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in “costs and reasonable attorneys’ fees” for purposes of Section 38.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such SECTION 38ection 38.1 such party’s costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

40.1.2    The provisions of this Section shall not apply to:

(a)	Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in SECTION 16.

(b)	Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c)	Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 41

41.1       Miscellaneous.

41.1.1     Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant shall continue in full force and effect and in favor of the Landlord named herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

41.1.2     Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.1.3     Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

41.1.4     Licenses and Operation Transfer Agreements. Upon the expiration or earlier termination of the Term (unless the Premises has been purchased by Tenant), Tenant shall use its best efforts to transfer to Landlord or Landlord’s nominee the Premises in a fully operational condition and shall cooperate with Landlord or Landlord’s designee or nominee in connection with the processing by Landlord or Landlord’s designee or nominee of any applications for all licenses, operating permits and other governmental authorization, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, patient records, and patient trust accounts, which may be necessary or useful for the operation of the Premises; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s designee or nominee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of the Premises, and Tenant shall comply with all reasonable requests for an orderly transfer of the same upon the expiration or early termination of the Term. Without limiting the generality of the foregoing, if requested by Landlord or a proposed replacement operator for the Premises, Tenant hereby agrees to enter into a reasonable operations transfer agreement with such replacement operator as is customary in the transfer to a new operator of the operations of a facility similar to the Premises. Tenant shall not unreasonably withhold, condition or delay its consent to entering into any interim subleases or management agreements as may be necessary to effectuate an early transfer of the operations of the Premises prior to the time that such replacement operator holds all licenses and permits from all applicable governmental authorities with jurisdiction necessary to operate the Premises for their Primary Intended Use. In addition, upon request, Tenant shall promptly deliver copies of all books and records relating to the Premises and operations thereon to Landlord or Landlord’s designee or nominee. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any loss, damage, cost or expense incurred by Landlord or Landlord’s designee or nominee in connection with the correction of any and all deficiencies of a physical nature identified by any governmental authority responsible for licensing the Premises in the course of any change of ownership inspection and audit.

41.1.5     Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 23.1, upon Tenant and its successors and assigns.

41.1.6    Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the “termination date”), the following shall pertain:

(a)	Tenant shall vacate and surrender the Premises and all Tenant’s Personal Property to Landlord in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder. Tenant shall, at Tenant’s cost, repair any damage to such Premises and/or any Tenant’s Personal Property caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b)	Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i)          Tenant agrees to defend, protect, indemnify, defend and hold harmless Landlord from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Tenant is responsible under this Lease (including Tenant’s indemnification obligations under this Lease that accrue or have accrued on or before the termination date.

(ii)         Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii)        Tenant shall remain responsible for any and all Impositions imposed against the Premises, the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv)        Tenant shall (A) execute all documents and take any actions reasonably necessary to cause the transfer to Landlord of all of Tenant’s Personal Property not owned by Landlord, as provided in Section 6.3, in each case free of any encumbrance, as provided in Section 6.3, and (C) comply with its covenants set forth in Section 41.1.4.

(v)         Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

41.1.7     Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

41.1.8    Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, AND THE LAW OF THE STATE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 400, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.1.9    Tenant Counterclaim and Equitable Remedies. Tenant hereby waives the right to interpose counterclaim (other than compulsory counterclaims) in any summary proceeding instituted by Landlord against Tenant in any court or in any action instituted by Landlord in any court for unpaid Rent under this Lease. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval hereunder, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of such covenant, and in no event shall Tenant claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

41.1.10   Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

41.1.11   Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.1.12   Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Lease or any amendment hereto may be delivered by electronic or facsimile transmission.

41.1.13   Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

41.1.14   Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.1.15   Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

41.1.16   Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

SECTION 42

42.1       Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

SECTION 43

43.1       Covenants with Respect to Operations and Fundamental Changes of Tenant. Except as otherwise provided in this Lease, Tenant hereby represents, warrants and covenants as of the date hereof and until the expiration or earlier termination of this Lease, that Tenant:

43.1.1     has done or caused to be done and will do all things reasonably necessary to preserve its existence, and will observe all formalities applicable to it and will do all things necessary to maintain its identity as an entity separate and distinct from its Affiliates;

43.1.2     will conduct and operate its business in its own name and as presently conducted and operated;

43.1.3     will maintain financial statements, books and records and bank accounts separate from those of its Affiliates, including, without limitation, its general partners, shareholders or members, as applicable;

43.1.4     will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including, without limitation, any Affiliate or any partner, member or shareholder of Tenant);

43.1.5     will not hold title to Tenant’s assets other than in Tenant’s name;

43.1.6     will deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

43.1.7     without limiting any other provision of this Lease, has obtained and will maintain all consents, licenses, permits, approvals or authorizations from governmental authorities or third parties that are reasonably necessary for the operation of such Premises for its Primary Intended Use, including all health care licenses and permits.

[Signature pages follow]

“TENANT”

WITNESSED:	GREAT BEND REGIONAL HOSPITAL, L.L.C.,
a Kansas limited liability company

Tim Latimer	By:	/s/ Kerry Noble
Witness	Name:	Kerry Noble
	Title:	CEO
Bill Henderson
Witness

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

“LANDLORD”

WITNESSED:		GMR GREAT BEND, LLC,
a Delaware limited liability company

Jessica Rose	By:	Global Medical REIT L.P.,
Witness		a Delaware limited partnership, its Sole Member

		By:	Global Medical REIT GP LLC,
a Delaware limited liability company, its General Partner
Katherine Edwards
Witness			By:	Global Medical REIT Inc.,
a Maryland corporation, its Sole Member

				By:	/s/ Donald McClure
				Name:	Donald McClure
				Title:	Chief Financial
Officer and Treasurer

EXHIBIT A
LEGAL DESCRIPTION

Tract 1:

BLOCK FIVE (5), INCLUDING THE VACATED ALLEY IN SAID BLOCK 5 AND THE WEST HALF (W/2) OF VACATED GARFIELD STREET AND THE NORTH HALF (N/2) OF THE VACATED FIFTH STREET ABUTTING SAID BLOCK 5, IN ALDRICH ADDITION NO. 1 TO THE CITY OF GREAT BEND, BARTON COUNTY, KANSAS, ACCORDING TO THE RECORDED PLAT THEREOF.

Tract 2:

Together with the Driveway Easement, Helipad Easement, Hospital Parking Easement, Sixth Street Parking Easement as defined in that certain Declaration of Easements by and between GREAT BEND SURGICAL PROPERTIES, LLC and GBRH PROPERTIES 2009, LLC dated as of March ___, 2017 and recorded as of _______ ___, 2017, as Document No. ____________________, as more particularly described as follows:

DRIVEWAY EASEMENT

Situated in the City of Great Bend, County of Barton and State of Kansas. Known as being part of vacated Fifth Street being a 3,000 square foot Driveway Easement over and upon a parcel of land now or formerly conveyed to GBRH Properties 2009 LLC as recorded in Book 615, Page 4840 of Barton County Records and being more particularly described as follows:

Beginning at the intersection of the east right-of-way of Cleveland Street and the centerline of vacated Fifth Street and an aluminum disk; thence, South 89°43'26" East, along the centerline of vacated Fifth Street, a distance of 150.00 feet; thence, South 00°13'34" West, a distance of 20.00 feet; thence, North 89°43'26" West, a distance of 150.00 feet to said east right-of-way of Cleveland Street; thence, North 00°13'34" East, a distance of 20.00 feet to the Point of Beginning and containing 0.069 acres (3,000 square feet) of land, more or less.

HELIPAD EASEMENT

Situated in the City of Great Bend, County of Barton and State of Kansas. Known as being part of vacated Fifth Street and part of Lots 1 and 2, Block 8 in Aldrich Addition No. 1 to the City of Great Bend, Barton County Kansas, being a 23,809 square foot Helipad Area Easement over and upon a parcel of land now or formerly conveyed to GBRH Properties 2009 LLC as recorded in Book 615, Page 4840 of Barton County Records and being more particularly described as follows:

Commencing at the intersection of the east right-of-way of Cleveland Street and the centerline of vacated Fifth Street and an aluminum disk; thence, South 89°43'26" East, along the centerline of vacated Fifth Street, a distance of 150.00 feet to the Point of Beginning;

Thence, South 89°43'26" East, continuing along said centerline of vacated Fifth Street, a distance of 145.01 feet; thence, South 00°13'62" West, a distance of 35.62 feet; thence, South 89°43'26" East, a distance of 106.29 feet to the west right-of-way of vacated Garfield Street; thence, South 00°13'34" West, a distance of 132.57 feet, along said west right-of-way of vacated Garfield Street; thence, North 89°43'26" West, a distance of 91.30 feet; thence, North 00°13'34" East, a distance of 64.19 feet; thence, North 89°43'26" West, a distance of 60.00 feet; thence, North 00°13'34" East, a distance of 44.00 feet; thence, North 89°43'26" West, a distance of 100.00 feet; thence, North 00°13'34" East, a distance of 60.00 feet to the Point of Beginning and containing 0.547 acres (23,809 square feet) of land, more or less.

HOSPITAL PARKING EASEMENT

Situated in the City of Great Bend, County of Barton and State of Kansas. Known as being part of vacated Fifth Street and part of Lots 3 and 4, Block 4, Lot 1, Block 8 and Lot 3, Block 9 and part of vacated alley in Block 4 in Aldrich Addition No. 1 to the City of Great Bend, Barton County Kansas, being a 29,118 square foot Parking Easement over and upon a parcel of land now or formerly conveyed to GBRH Properties 2009 LLC as recorded in Book 615, Page 4840 of Barton County Records and being more particularly described as follows:

Commencing at the intersection of the east right-of-way of Cleveland Street and the centerline of vacated Fifth Street and an aluminum disk; thence, South 89°43'26" East, along the centerline of vacated Fifth Street, a distance of 150.00 feet; thence, South 89°43'26" East, continuing along said centerline of vacated Fifth Street, a distance of 145.01 feet to the Point of Beginning;

Thence, South 89°43'26" East, a distance of 136.29 feet to the centerline of vacated Garfield Street; thence, North 00°13'34" East, along said centerline of vacated Garfield Street, a distance of 369.70 feet to the south right-of-way of Sixth Street; thence, South 89°43'26" East, along said south right-of-way of Sixth Street, a distance of 59.86 feet; thence, South 00°13'34" West, a distance of 405.32 feet; thence, North 89°43'26" West, a distance of 196.16 feet; thence, North 00°13'34" East, a distance of 35.62 feet to the Point of Beginning and containing 0.668 acres (29,118 square feet) of land, more or less.

SIXTH STREET PARKING LOT EASEMENT

Situated in the City of Great Bend, County of Barton and State of Kansas. Known as being part of vacated Garfield Street and part of Lot 6, Block 2 in Aldrich Addition No. 1 to the City of Great Bend, Barton County Kansas, being a 12,222 square foot Parking Lot Easement over and upon a parcel of land now or formerly conveyed to Great Bend Surgical Properties, LLC as recorded in Book 584, Page 408 of Barton County Records and being more particularly described as follows:

Commencing at the intersection of the intersection of the centerline of Sixth Street and the centerline of vacated Garfield Street; thence, North 00°13'34" East, along said centerline of vacated Garfield Street, a distance of 30.00 feet to the north right-of-way of Sixth Street; thence, North 89°43'26" West, along said north right-of-way of Sixth Street, a distance of 14.40 feet to the Point of Beginning;

Thence, North 89°43'26" West, along said north right-of-way of Sixth Street, a distance of 71.77 feet; thence, North 00°13'34" East, a distance of 170.28 feet; thence, South 89°43'26" East, a distance of 71.77 feet; thence, South 00°13'34" West, a distance of 170.28 feet to the Point of Beginning and containing 0.281 acres (12,222 square feet) of land, more or less.

EXHIBIT B
List of Landlord’s Personal Property

All machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other tangible personal property that is owned by Landlord and is used or useful in Tenant’s business on the Premises, excluding items, if any, included within the definition of Fixtures, but specifically including those items described in Exhibit B- 1 hereto.

EXHIBIT B-1
Itemization of Landlord’s Personal Property

None.

EXHIBIT C
EXISTING FACILITIES

An acute care hospital located at 514 Cleveland Street in Great Bend, Kansas.

EXHIBIT D
Letter of Credit form

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:

DATE:________________, 20__

ISSUING BANK:

ADDRESS:	________________________
________________________

FACSIMILE NO.: ________________________

EXPIRATION DATE: ________________________, 20__, AT OUR COUNTERS

AMOUNT: ________________________ US DOLLARS ($________________)

BENEFICIARY: ___________________________

ADDRESS:	________________________
________________________

FACSIMILE NO.: ____________________________

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO. ________________ IN THE AMOUNT OF ________________ US DOLLARS ($ ________________) FOR THE ACCOUNT OF [TENANT]. DRAW(S) UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT, ARE PAYABLE BY US WITHIN TWO BUSINESS DAYS AFTER OUR RECEIPT ON OR PRIOR TO OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE, OF ONE OR MORE DRAW STATEMENTS PURPORTEDLY SIGNED BY YOUR AUTHORIZED OFFICER OR REPRESENTATIVE OR, IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED OFFICER OR REPRESENTATIVE OF ANY TRANSFEREE BENEFICIARY. EACH DRAW STATEMENT SHOULD BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT BY NUMBER, SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND CONTAIN, IN SUBSTANCE, THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE DRAW REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED): “BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO. ______________ IN THE AMOUNT OF $______________. FUNDS IN RESPECT OF THIS DRAW REQUEST SHOULD BE WIRE TRANSFERRED TO _________________ BANK, ROUTING NO. ___________, ACCOUNT NO. ____________ FOR CREDIT TO THE ACCOUNT OF ____________________________.” NO FURTHER INFORMATION SHALL BE REQUIRED ON SUCH DEMAND.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON __________________, 20___. SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT LATER THAN __________________, 20___, UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE (OR ANY OTHER ADDRESS OF WHICH YOU PROVIDE US NOTICE AT OUR ADDRESS SET FORTH ABOVE), THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS NEED NOT BE PRESENTED AS ORIGINALS AND MAY BE SUBMITTED IN PERSON, BY COURIER, BY MAIL OR BY FACSIMILE TO OUR ADDRESS OR FACSIMILE NUMBER STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES IN WHOLE BUT NOT IN PART UPON OUR RECEIPT OF A TRANSFER REQUEST IN THE FORM ATTACHED AS EXHIBIT A, SIGNED BY THE THEN CURRENT BENEFICIARY. THE CHARGE FOR EACH TRANSFER IS LIMITED TO $100.

THIS LETTER OF CREDIT IS GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES 1998 (ICC PUBLICATION NO. 590), EXCEPT TO THE EXTENT THE SAME WOULD BE INCONSISTENT WITH THE EXPRESS PROVISIONS HEREOF. WE HEREBY WAIVE AND DISCLAIM RIGHTS OF SUBROGATION IN RESPECT OF ANY DRAW MADE BY YOU, WHETHER ARISING UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

AUTHORIZED OFFICER

EXHIBIT A

Transfer Form

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of _________, 2017, by the undersigned (collectively, the “Guarantors”), in favor of GMR GREAT BEND, LLC, a Delaware limited liability company (the “Landlord”).

WITNESSETH:

WHEREAS, the Guarantors desire to induce Landlord to enter into a lease with Great Bend Regional Hospital, L.L.C., a Kansas limited liability company (the “Tenant”), with respect to certain premises, consisting of an acute care hospital located at 514 Cleveland Street, Great Bend, Kansas (the “Lease”), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantors;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantors and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby covenant and agree with the Landlord, as follows:

1.            The Guarantors, as primary obligors, hereby (a) unconditionally guarantee the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms and tenor thereof as completely and effectually as if such guarantee had been made by Guarantors on the face of the Lease; (b) unconditionally guarantee the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenant and agree that in the event of default in payments or any default in the performance of any of the terms, covenants or conditions thereof, the Guarantors will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2.            The Guarantors do hereby further agree that Guarantors’ liability hereunder as Guarantors shall not be prejudiced, impaired or affected by any of the following, whether with or without their knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3.            On or before the 15th day of each January during the term hereof, each Guarantor shall submit to Landlord a current financial statement in form and content satisfactory to Landlord indicating such Guarantor’s current net worth. Each Guarantor shall submit substantiating documentation to Landlord upon request. In addition, within thirty (30) days following the expiration of each Guarantor’s fiscal year, and no less frequently than once every twelve (12) calendar months, Guarantor shall submit to Landlord an annual audited financial statement, which (a) if the Guarantor is not an individual or trust, shall be prepared in accordance with generally accepted accounting principles consistently applied and certified as true and correct by Guarantor’s chief financial officer; and (b) if the Guarantor is an individual or trust, shall be prepared in accordance with standard accounting principles consistently applied and certified as true and correct by the Guarantor. Guarantors acknowledge that Landlord may require Tenant to post additional collateral for its obligations under the Lease in the event of a decline in the financial condition of Guarantors and that it shall be a default under the Lease entitling Landlord to call upon this Guaranty if Tenant shall fail to post such additional collateral or if any Guarantor files a petition in bankruptcy, is adjudged a bankrupt, has a receiver appointed for its assets, makes an assignment for the benefit of creditors, or otherwise takes advantage of any debtor relief proceedings available under federal, state or local law.

4.            This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantors hereunder and Landlord’s right to pursue Guarantors shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantors expressly waive the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from any Guarantor that Landlord may be required to repay in such proceeding.

5.            The Landlord shall have the right to proceed against Guarantors immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant’s debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantors and Tenant in the same action, Guarantors agree that Guarantors may be joined in any such action against Tenant and that recovery may be had against Guarantors to the extent of Guarantors’ liability in such action.

6.            If Landlord calls upon Guarantors to honor, pay or perform all or part of any obligation of the Tenant, and Guarantors fail to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantors fail or refuse to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantors shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys’ fees, depositions and expert witnesses.

7.            If a corporation, partnership, limited liability company or other entity is executing this Guaranty, the Guarantor and the individual executing this Guaranty on behalf of such Guarantor personally warrant that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and in good standing in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

8.            The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantors and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord’s successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

9.           This Guaranty shall constitute a Kansas contract, and be governed by the laws of the State of Kansas. The undersigned hereby voluntarily submits to the jurisdiction of any court in the State of Kansas having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of State of the State of Kansas as its agent for service of process in connection with any suit or proceeding arising hereunder.

10.          Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

11.          The Landlord shall have the right, without affecting Guarantors’ obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantors. Subrogation rights or any other rights of any kind of Guarantors against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

12.          Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantors shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

13.          Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord’s part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

14.          Within ten (10) days after request therefor by Landlord, or in the event of any sale, assignment or hypothecation of the property of which the premises leased by Tenant are a part, Guarantors agrees to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantors certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantors), and such other matters as may be requested. If Guarantors fail to deliver such certificate as required herein, Guarantors shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

15.          Guarantors hereby waive any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord’s part in connection with the obligations guaranteed hereby.

16.          GUARANTORS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

17.          In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

18.          The obligations of each Guarantor under this Guaranty are and will be several and shall be limited to (a) the percentage of the overall obligations set forth on Schedule 1, attached, plus (b) all sums due under Section 6 hereof. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party which shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors’ obligations set forth herein.

19.          Notwithstanding anything to the contrary herein, this Lease Guaranty shall expire and be automatically be terminated without further force or effect as set forth in Section 23.1.7 of the Lease.

IN WITNESS WHEREOF, Guarantors have executed this Guaranty as of the day and year first set forth above.

WITNESS:	GUARANTORS:

DONALD EWING BEAHM, M.D.

BARBARA S. BEAHM

JEFFREY BROZEK, M.D.

RICHARD L. BURKEY, DPM

DONNA L. BURKEY

SHEILA FLESKE REVOCABLE LIVING TRUST

By:
Sheila P. Fleske, Trustee

DAVID GILLENWATER, M.D.

HILDEBRAND INVESTMENTS, LP

By:

Title:

Printed Name:

TERI L. TURKLE HUSLIG, M.D.

CHARLES R. KEENER, M.D.

RICHARD KRAUSE, DPM

LAINA CORDER MARSHALL

PERRY N. SCHUETZ, M.D.

PERRY M. SMITH REVOCABLE TRUST

BY:
PERRY M. SMITH AND/OR
KRISTA S. SMITH, TRUSTEE

MARK B. STEFFEN TRUST DATED 6/22/04

BY:
MARK B. STEFFEN, TRUSTEE

LEAH ANN ALPERS

WADE BABCOCK

KRIS T. TARLTON, CRNA

NUETERRA HOLDINGS, LLC

By:

Title:

Printed Name:

SCHEDULE 1

Guarantors’ Shares

	Member	Number of Units	Ownership Percentage
1.	Donald Ewing Beahm, M.D. & Barbara S. Beahm, as JTWROS	9.45	11.2701%
2.	Jeffrey Brozek, M.D.	9.45	11.2701%
3.	Richard L. Burkey, DPM & Donna L. Burkey, as JTWROS	2.00	2.3852%
4.	Sheila Fleske Revocable Living Trust (Sheila P. Flesk, Trustee)	9.45	11.2701%
5.	David Gillenwater, M.D.	8.10	9.6601%
6.	Hildebrand Investments, LP	9.45	11.2701%
7.	Teri L. Turkle Huslig, M.D.	2.00	2.3852%
8.	Charles R. Keener, M.D.	2.00	2.3852%
9.	Richard Krause, DPM	1.00	1.1926%
10.	Perry N. Schuetz, M.D.	1.00	1.1926%
11.	Perry M. Smith Revocable Trust (Perry M. Smith and/or Krista S. Smith, Trustee)	9.45	11.2701%
12.	Mark B. Steffen Trust Dated 6/22/04 (Mark B. Steffen, Trustee)	2.00	2.3852%
13.	Leah Ann Alpers	2.00	2.3852%
14.	Wade Babcock	2.00	2.3852%
15.	Kris T. Tarlton, CRNA	2.00	2.3852%
16.	**Nueterra Holdings, LLC	12.50	14.9076%
	Total	83.85	100.00%

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